Exhibit 3.4

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CYCLONE POWER TECHNOLOGIES, INC.

July 27, 2007

By consent of the sole director of Cyclone Power Technologies, Inc. (the “Corporation”), the Corporation does hereby amend its Articles of Incorporation as follows:

(a)

The name of the Corporation is Cyclone Power Technologies, Inc.

(b)

The date of adoption by the board of directors of the resolution approving this amendment was July 26, 2007.

(c)

The following amendment to the Articles of Incorporation does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Corporation’s stock, and does not result in the percentage of authorized shares that remain unissued after the amendment exceeding the percentage of authorized shares that were unissued before the amendment.

(d)

The amendment concerns the Corporation’s Common Stock, par value $0.0001 per share (the “Common Stock”). Prior to this amendment there are 2,500,000,000 shares of Common Stock authorized for issuance by the Corporation; and upon the Effective Date of this amendment there are 1,000,000,000 shares of Common Stock authorized for issuance by the Corporation.

(e)

The Effective Date for the change in authorized Common Stock shall be July 31, 2007.

(f)

The amendment to the Corporation’s Articles of Incorporation is as follows:

The first paragraph of Article IV shall be deleted and replaced with the following:

ARTICLE IV

Capital Stock

The total number of shares of stock which the Corporation shall have the authority to issue is one billion one million (1,001,000,000) shares, consisting of: (1) one billion (1,000,000,000) shares of common stock, par value $0.0001 per share (the "Common Stock"), and (2) one million (1,000,000) shares of preferred stock, par value $0.0001 per share (the "Preferred Stock").

By order of the Board of Directors of the Corporation, these Articles of Amendment are hereby approved and authorized for filing.

/s/ Harry Schoell

Harry Schoell

Sole Director

Dated: July 27, 2007